EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FOURTH QUARTER AND YEAR END
RESULTS

ATLANTA, Georgia, March 30, 2005 - Atlantic American Corporation (Nasdaq- AAME) today announced net income for the year ended December 31, 2004 of $5.0 million, or $0.18 per diluted share, as compared to net income of $6.8 million, or $0.25 per diluted share, for the year ended December 31, 2003. Total revenue for 2004 was $190.1 million, a 10.8% increase over 2003 total revenue of $171.6 million. Premiums during 2004 increased $16.1 million, or 10.4%, to $170.8 million from 2003 premiums of $154.7 million. Premium increases were attributable to new business opportunities primarily in the Company’s property and casualty operations. For the fourth quarter ended December 31, 2004, total revenue increased 9.5% to $46.6 million from $42.6 million for the fourth quarter of 2003. Premiums for the fourth quarter of 2004 increased to $42.3 million compared to $39.0 million for the fourth quarter of 2003.

During the fourth quarter ended December 31, 2004, the Company reported net income of $0.6 million, or $0.01 per diluted share, compared to net income of $1.7 million, or $0.06 per diluted share, during the same period in 2003. Results for the fourth quarter of 2004 include a $3.1 million charge related to the settlement of an arbitrated dispute with one of the Company’s former reinsurers.

Commenting on the quarter and year, Hilton H. Howell, Jr., president and chief executive officer, stated, “While we were extremely disappointed by the results of the arbitration proceeding with our former reinsurer, the ability of the Company to report a profit during the fourth quarter of 2004, even after such a significant charge, speaks well to the core operating performance of our Company. The last half of 2004 was a challenging period for us with the Florida hurricanes in the third quarter and this arbitration proceeding in the fourth quarter; however, with these matters behind us, we believe we are well positioned for a focused and successful 2005.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
(404) 266-5501

Atlantic American Corporation
Financial Data
As of December 31, 2004

	Three months ended Dec. 31,		Year ended Dec. 31,
(Unaudited; In thousands, except per share data)	2004	2003	2004	2003
Insurance premiums	$ 42,318	$ 39,041	$ 170,860	$ 154,712
Investment income	4,002	3,858	15,860	15,628
Realized investment gains (losses), net	(242)	(474)	2,199	360
Other income	557	159	1,183	900
Total revenue	46,635	42,584	190,102	171,600
Insurance benefits and losses incurred	28,240	23,808	113,077	102,343
Commissions and underwriting expenses	13,453	12,635	56,089	46,807
Interest expense	740	825	3,071	3,120
Other	3,284	3,084	13,544	12,805
Total benefits and expenses	45,717	40,352	185,781	165,075
Income before income tax expense	918	2,232	4,321	6,525
Income tax expense (benefit)	354	561	(696)	(319)
Net income	$ 564	$ 1,671	$ 5,017	$ 6,844
Net income per common share:
Basic	$ 0.01	$ 0.06	$ 0.18	$ 0.26
Diluted	$ 0.01	$ 0.06	$ 0.18	$ 0.25

Selected Balance Sheet Data	December 31, 2004	December 31, 2003
Total investments	$ 279,035	$ 284,890
Total assets	470,511	443,552
Insurance reserves and policy funds	292,287	263,745
Debt	53,238	56,238
Total shareholders' equity	88,960	86,893
Book value per common share	3.56	3.44